UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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Global Telecom & Technology, Inc.

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GLOBAL TELECOM & TECHNOLOGY, INC.

April 21, 2008

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Global Telecom & Technology, Inc. to be held at 9:00 a.m., local time, on Tuesday, June 5, 2008, at our offices, 8484 Westpark Drive, Suite 720, McLean, Virginia, 22102.

At the annual meeting, you will be asked to elect eight directors. Details regarding the matters to be acted upon at this meeting appear in the accompanying Notice of Annual Meeting and Proxy Statement. Our Board of Directors unanimously recommends that stockholders vote in favor of the election of the nominated directors.

If you plan to attend the annual meeting, we request that you please attempt to provide at least two business days’ advance notice of your intent to attend by contacting Kevin Welch, our Chief Financial Officer and Treasurer, at (703) 442-5584. Whether or not you plan to attend the annual meeting, we urge you to complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope as soon as possible so that your shares will be represented at the annual meeting. If you later decide to attend the Annual Meeting or change your vote, you may withdraw your proxy and vote in person at the annual meeting. Voting by written proxy will ensure your representation at the annual meeting if you do not attend in person.

We thank you for your continued support of Global Telecom & Technology and look forward to seeing you at the annual meeting.

Very truly yours,

/s/	Richard D. Calder, Jr.
Richard D. Calder, Jr.
President and Chief Executive Officer

GLOBAL TELECOM & TECHNOLOGY, INC.
8484 Westpark Drive
Suite 720
McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 5, 2008

The Annual Meeting of Stockholders of Global Telecom & Technology, Inc., a Delaware corporation, will be held at 9:00 a.m., local time, on Tuesday, June 5, 2008, at our offices, 8484 Westpark Drive, Suite 720, McLean, Virginia, 22102 for the following purposes:

1. To elect eight directors to serve for a one-year term expiring at the 2009 Annual Meeting or until their successors are duly elected and qualified or until their earlier resignation or removal; and

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on April 11, 2008 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person. If you plan to attend the annual meeting, we request that you please attempt to provide at least two business days’ advance notice if possible of your intent to attend by contacting the undersigned at (703) 442-5584. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting even if you have previously returned a proxy.

Sincerely,

/s/	Kevin J. Welch
Kevin J. Welch
Chief Financial Officer and Treasurer

McLean, Virginia
April 21, 2008

GLOBAL TELECOM & TECHNOLOGY, INC.
8484 Westpark Drive
Suite 720
McLean, Virginia 22102

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is solicited on behalf of Global Telecom & Technology, Inc., a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held on Tuesday, June 5, 2008 at 9:00 a.m., local time, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at our offices, 8484 Westpark Drive, Suite 720, McLean, Virginia, 22102.

These proxy solicitation materials were first mailed on or about April 28, 2008 to all stockholders entitled to vote at the meeting.

Voting Securities and Voting Rights

Stockholders of record at the close of business on April 11, 2008, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 14,775,279 shares of our common stock. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

The presence, in person or by proxy, of the holders of a majority of our outstanding common stock entitled to vote at the meeting constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, a plurality of affirmative votes properly cast in person or by proxy will be required to elect directors.

Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted toward the tabulation of votes cast as proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Whether or not they plan to attend the Annual Meeting, a person may vote by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose. If a person attends the meeting, he or she may vote in person even if such individual had previously returned a proxy card.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted “for” the election of the nominees set forth in this proxy statement.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation

We will pay for this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2009 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or Exchange Act, by the Securities and Exchange Commission, or SEC, must be received at our principal executive offices not later than January 1, 2009 which is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.

If a stockholder who wishes to present a proposal fails to notify us by January 1, 2009 and such proposal is brought before the 2009 annual meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2009 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. Stockholders should submit their proposals to Global Telecom & Technology, Inc., 8484 Westpark Drive, Suite 720, McLean, Virginia 22102, Attention: Corporate Secretary.

Annual Report and Other Matters

Our annual report on Form 10-K for the year ended December 31, 2007, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, additional copies of our annual report on Form 10-K for the year ended December 31, 2007 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Company’s secretary at our executive offices set forth in this proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by resolution of our Board of Directors. Presently, the number of directors is fixed at ten. At each annual meeting of stockholders, directors will be elected for one-year terms to succeed the directors whose terms are expiring. Richard D. Calder, Jr., H. Brian Thompson, S. Joseph Bruno, Didier Delepine, Rhodric C. Hackman, Howard Janzen, Morgan E. O’Brien and Theodore B. Smith, III each have been nominated by our Board of Directors’ Nominating and Governance Committee for re-election for one-year terms expiring in 2009. D. Michael Keenan and Sudhakar Shenoy, both current directors, will cease to serve as directors of the Company upon expiration of their current terms effective as of the stockholder meeting.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. Each of the nominees is currently a director of our Company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The Board of Directors recommends a vote “for” the nominees named herein.

Nominees for Director Standing for Election

Richard D. Calder, Jr., 44, has served as our Chief Executive Officer and Director since May 2007. Prior to joining us, from 2004 to 2006, Mr. Calder served as President & Chief Operating Officer of InPhonic, Inc., a publicly-traded online seller of wireless services and products. From 2001 to 2003, Mr. Calder served in a variety of executive roles for Broadwing Communications, Inc., including as President — Business Enterprises and Carrier Markets. From 1996 to 2001, Mr. Calder held several senior management positions with Winstar Communications, ultimately serving as President of the company’s South Division. In 1994, Mr. Calder helped to co-found Go Communications, a wireless communications company, and served as its Vice President of Corporate Development from its founding until 1996. Prior to co-founding Go Communications, Mr. Calder held a variety of marketing, business development, and engineering positions within MCI Communications, Inc. and Tellabs, Inc. Mr. Calder holds a Masters in Business Administration from Harvard Business School and received his Bachelor of Science in Electrical Engineering from Yale University.

H. Brian Thompson, 69, has served as Chairman of our Board of Directors since January 2005 and as our Executive Chairman since October 2006. From January 2005 until October 2006, Mr. Thompson also served as our Chief Executive Officer. Mr. Thompson continues to head his own private equity investment and advisory firm, Universal Telecommunications, Inc., focused on both start-up companies and consolidations taking place in the information/telecommunications business areas both domestically and internationally. From December 2002 to June 2007, he was Chairman of Comsat International (CI), one of the largest independent telecommunications operators serving all of Latin America. He previously served as Chairman and Chief Executive Officer of Global TeleSystems Group, Inc. from March 1999 through September of 2000. Mr. Thompson also served as Chairman and CEO of LCI International, Inc. from 1991 until its sale to Qwest Communications International, Inc. in June 1998. He became Vice Chairman of the Board for Qwest until his resignation in December 1998. From 1981 to 1990, Mr. Thompson served as Executive Vice President of MCI Communications Corporation. He currently serves as a member of the board of directors of Axcelis Technologies, Inc., ICO Global Communications (Holdings) Limited, Penske Automotive Group, Inc. and Sonus Networks, Inc. Mr. Thompson served as the Co-Chairman for the Americas and is currently on the Executive Committee of the Global Information Infrastructure Commission, a multinational organization launched in Brussels in 1995 to chart the role of the private sector in the developing global information and telecommunications infrastructure. He serves as a member of the Irish Prime Minister’s Ireland-America Economic Advisory Board. Mr. Thompson received his Masters of Business Administration from Harvard’s Graduate School of Business and holds an undergraduate degree in Chemical Engineering from the University of Massachusetts.

S. Joseph Bruno, 59, has been a Director since May 2007. Mr. Bruno has served since 2003 as President and CEO of Building Hope, a private foundation affiliated with Sallie Mae that develops and finances real estate facilities for charter schools in Washington, DC. From 2001 to 2004, Mr. Bruno served as Senior Consultant-eHealth Division of BCE Emergis, an eCommerce service provider in the health and financial services sectors, where he focused on financial reporting, mergers and acquisitions, and tax compliance. From 2000 to 2002, Mr. Bruno also served as Director — International Operations for Carey International. From 1995 to 2000, Mr. Bruno was Senior Vice President, Chief Financial Officer and Corporate Secretary of United Payors & United Providers, Inc., a publicly-traded service provider in the health care industry. From 1989 to 1995, he was a partner at Coopers & Lybrand LLP, an international public accounting firm. From 1986 to 1989, Mr. Bruno served as Senior Vice President of Operations and Chief Financial Officer of Jurgovan & Blair, Inc., a health care and information technology services provider, and from 1971 to 1986, he was employed by KPMG Peat Marwick LLP, an international public accounting firm, including six years as a partner. Mr. Bruno currently serves on the boards of the DC Prep Charter School, the Center City Public Charter Schools, Georgetown University Hospital and Intergroup Service Corporation. Mr. Bruno has been a certified public accountant since 1972. Mr. Bruno received a B.A. in Finance and Accounting from the University of Maryland.

Didier Delepine, 60, has been a Director since October 2006. Mr. Delepine served as president and Chief Executive Officer of Equant NV, a global networking and managed communications solution provider to multinational corporations from 1998 to 2003. From 1995 to 1998, he served as president and Chief Executive Officer of Equant’s Network Services division. Mr. Delepine began his career at SITA, the global telecommunications and technology organization supporting the world’s airlines. From 1987 to 1997, as Senior Vice President in charge of the global network, he led the network development, investments and operation. He also served as chairman and president of ITS Americas, a company specializing in LAN/WAN integration and facility management for U.S. corporations. Mr. Delepine is a member of the board of directors of Viatel Ltd., Orbcomm Inc. and is a member of the board of advisors of Ciena Corporation.. Mr. Delepine previously served on the boards of directors of Intelsat Ltd (2003 to 2005) and Eircom Ltd (2003 to 2006) until their privatizations.

Rhodric C. Hackman, 60, has been a Director since January 2005 and from January 2005 to October 2006 served as our President and Secretary. In October 1999, Mr. Hackman co-founded Mercator Capital L.L.C., a merchant and investment bank focused on communications, media and technology. Mr. Hackman has been a partner of Mercator Capital and its affiliates since formation. Mr. Hackman received a B.S. from the United States Naval Academy and an M.B.A. from Cornell University.

Howard E. Janzen, 54, has been a Director since October 2006. Mr. Janzen has served as Chief Executive Officer of One Communications, a privately-held competitive local telecommunications service provider, since March 2007. Mr. Janzen previously served as President of Sprint’s Business Solutions Group, a division of Sprint Corporation serving business customers, from January 2004 to September 2005. From May 2003 to January 2004, Mr. Janzen served as President of Sprint’s Global Markets Group, a division of Sprint serving both consumer and business customers. From October 2002 to May 2003, Mr. Janzen served as President and Chief Executive Officer of Janzen Ventures, Inc., a private equity firm. From 1994 to October 2002, Mr. Janzen served as President and Chief Executive Officer, and from 2001 to October 2002 as Chairman, of Williams Communications Group, Inc., a technology company, which emerged from bankruptcy in October 2002 as WilTel Communications Group, Inc. Williams Communications Group, Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in April 2002. Mr. Janzen currently serves on the board of directors of Sonus Networks, Inc., Vocera Communications, Inc., Anyware Mobile Solutions, a division of Macrosolve Inc. and Exanet, Inc. Mr. Janzen holds B.S. and M.S degrees in Metallurgical Engineering from the Colorado School of Mines.

Morgan O’Brien, 63, has been a Director since October 2006 and from January 2005 to October 2006 served as a Special Advisor to the Company. Mr. O’Brien is a co-founder and Chairman and Chief Executive Officer of Cyren Call Communications, a new venture seeking to create a nationwide, seamless, ultra-broadband network for public safety communications. Mr. O’Brien was the co-founder of Nextel Communications, Inc. in 1987 and served as its Chairman from 1987 to 1995, and then as Vice-Chairman until its merger with Sprint Communications in 2005. Recently Mr. O’Brien was inducted into the Washington Business Hall of Fame. He currently serves on the board of trustees of The Field School in Washington, D.C. and as a member of the Law Board of Northwestern University

School of Law. Mr. O’Brien received an A.B. in Classical Studies from Georgetown University and a law degree from Northwestern University.

Theodore B. Smith, III, 45, has been a Director since December 2007. Mr. Smith currently serves as the Chairman and Chief Executive Officer of John Hassall, Inc., a privately held manufacturer of cold formed rivets. From 1997 to 2004, Mr. Smith served as President of John Hassall, Inc. prior to his election as its Chairman and Chief Executive Officer. From 1989 to 1997, Mr. Smith served in various positions in manufacturing and sales for John Hassall, Inc. Mr. Smith holds Bachelors of Arts degrees in Economics and Art from Colgate University.

Information Relating to Corporate Governance and the Board of Directors

The Nominating and Governance Committee of our Board of Directors has determined, after considering all the relevant facts and circumstances, that each of Messrs. Bruno, Delepine, Janzen, O’Brien, Shenoy and Smith are independent directors, as “independence” is defined in the federal securities laws and the Nasdaq Marketplace Rules.

Our bylaws authorize our Board of Directors to appoint among its members one or more committees, each consisting of one or more directors. Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Our Board of Directors has adopted charters for the Audit, Compensation and Nominating and Governance Committees describing the authority and responsibilities delegated to each committee by the Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Whistleblower Policy. We post on our website, at www.gt-t.net, the charters of our Audit, Compensation and Nominating and Corporate Governance Committees and our Corporate Governance Guidelines, Code of Business Conduct and Ethics and Whistleblower Policy. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement. We intend to disclose any amendments to or waivers of a provision of our Code of Business Conduct and Ethics made with respect to our directors or executive officers on our website.

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Global Telecom & Technology, Inc. c/o any specified individual director or directors at the address listed herein. Any such letters will be sent to the indicated directors.

The Audit Committee

The purpose of the Audit Committee is (i) to oversee the accounting and financial and reporting processes of our Company and the audits of the financial statements of our Company, (ii) to provide assistance to our Board of Directors with respect to its oversight of the integrity of the financial statements of our Company, our Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our Company’s internal audit function, if any, and independent registered public accounting firm, and (iii) to prepare the report required by the rules promulgated by the SEC. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our Company’s accounting and financial reporting process and audits of the financial statements of our Company on behalf of our Board of Directors. The Audit Committee also selects the independent auditor to conduct the annual audit of the financial statements of our Company; reviews the proposed scope of such audit; reviews accounting and financial controls of our Company with the independent auditor and our financial accounting staff; and, unless otherwise delegated by our Board of Directors to another committee, reviews and approves transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Messrs. Bruno, Delepine and Shenoy, each of whom is an independent director of our Company under the Nasdaq Marketplace Rules and under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board of Directors previously determined that all members of the Audit Committee meet the requirements for financial literacy and that Mr. Bruno qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Bruno serves as the Chairman of the Audit Committee.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or recommending to our Board of Directors for determination, the compensation of our Chief Executive Officer and any other executive officer of the Company who reports directly to the Board of Directors, and the members of the Board of Directors; determining, or recommending to the Board of Directors for determination, the compensation of all other executive officers of the Company; and discharging the responsibilities of our Board of Directors relating to our Company’s compensation programs and compensation of our Company’s executives. In fulfilling its responsibilities, the Compensation Committee shall also be entitled to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee. Information regarding the Company’s processes and procedures for the consideration and determination of executive and director compensation is addressed in the Compensation Discussion and Analysis below. The Compensation Committee currently consists of Messrs. Janzen, Smith and Shenoy. Mr. Janzen serves as the Chairman of the Compensation Committee.

The Nominating and Governance Committee

The purpose of the Nominating and Governance Committee includes selecting, or recommending to our Board of Directors for selection, the individuals to stand for election as directors at each annual meeting of our stockholders or, if applicable, a special meeting of our stockholders, overseeing the selection and composition of committees of our Board of Directors, overseeing our management continuity planning processes, and reviewing and updating our corporate governance policies, as applicable. The Nominating and Governance Committee identifies and reviews the qualifications of new director nominees consistent with selection criteria established by our Board of Directors and recommends the slate of nominee for inclusion in the Company’s proxy statement. The Nominating and Governance Committee’s process for selecting nominees to our Board of Directors is described in more detail under “Nominating and Governance Committee’s Process for Selecting Nominees to the Board of Directors” below. The Nominating and Governance Committee is also responsible for conducting the periodic evaluation of the performance of our Board of Directors and its committees and for considering questions of independence and possible conflicts of interest of members of our Board of Directors and executive officers. The Nominating and Governance Committee currently consists of Messrs. Delepine, Janzen and O’Brien. Mr. Delepine serves as the Chairman of the Nominating and Governance Committee.

Nominating and Governance Committee’s Process for Selecting Nominees to the Board of Directors

The Nominating and Governance Committee considers candidates for membership to our Board of Directors who are suggested by its members and other Board of Directors members, as well as by management, stockholders and other interested parties. The Nominating and Governance Committee may also retain a third-party search firm to identify candidates from time to time upon request of the Nominating and Governance Committee or the Board of Directors.

Stockholders can recommend a prospective nominee for our Board of Directors by writing to our Corporate Secretary at the Company’s corporate headquarters setting forth, as to each person whom the stockholder proposes to nominate for election as a director (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) a description of the capital stock of the Company owned beneficially or of record by the person, and (d) any other information relating to the person that would be required to be disclosed in a proxy statement, and whatever additional supporting material the stockholder considers appropriate. Any stockholder nominating a person for election as a director shall provide the Company’s Corporate Secretary with (a) the name and record address of such stockholder, (b) a description of the capital stock of the Company owned beneficially or of record by such stockholder, (c) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (d) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (e) any other information relating to such stockholder that would be required to be disclosed in a proxy statement. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

The Nominating and Governance Committee’s assessment of a nominee’s qualification for Board of Directors membership includes, among other things, the following criteria:

•	The diversity, age, background and experience of the candidate;

•	The personal qualities and characteristics, accomplishments and reputation in the business community of the candidate;

•	The knowledge and contacts of the candidate in the communities in which we conduct business and in our business industry or other industries relevant to our business;

•	The ability and expertise of the candidate in various activities deemed appropriate by the Board of Directors; and

•	The fit of the candidate’s skills, experience and personality with those of other directors in maintaining an effective, collegial and responsive Board of Directors.

The initial determination to seek a Board of Directors candidate is usually based on the need for additional Board of Directors members to fill vacancies or to expand the size of the Board of Directors, although the decision can also be based on the need for certain skill sets or qualifications, such as financial expertise. The Nominating and Governance Committee’s process for identifying and evaluating nominees for director is the same no matter who makes the recommendation.

Once the Nominating and Governance Committee has determined, in consultation with other board members if appropriate, that additional consideration of a candidate is warranted, the Nominating and Governance Committee may, or it may request third parties to, gather additional information about the prospective candidate’s background, experience and independence. Following review of this information, if the Nominating and Governance Committee determines it is appropriate to proceed, the Nominating and Governance Committee or other members of the Board of Directors will generally interview the prospective candidate. The Nominating and Governance Committee then evaluates the prospective nominee against the standards and qualifications set forth above and such other relevant factors that the Nominating and Governance Committee or the Board of Directors deems appropriate, including the current composition of the board and the candidate’s personal qualities, skills and characteristics.

Following this evaluation, if the Nominating and Governance Committee believes that the prospective candidate is qualified for nomination, generally the Nominating and Governance Committee will make a recommendation to the full Board of Directors, and the full Board of Directors will make the final determination whether the candidate should be nominated to the Board of Directors.

Board and Committee Meetings

Our Board of Directors held a total of six meetings during the fiscal year ended December 31, 2007, in addition to taking action by unanimous written consent on several occasions. During the fiscal year ended December 31, 2007, the Audit Committee held a total of nine meetings in addition to taking action by unanimous written consent on several occasions, the Compensation Committee held a total of six meetings in addition to taking action by unanimous written consent on several occasions, and the Nominating and Governance Committee held three meetings. During 2007, except for Alex Mandl who attended no Board of Directors’ or Committee meetings, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all Committees of our Board of Directors on which he was a member. We encourage each of our directors to attend the annual meeting of stockholders.

Director Compensation and Other Information

The following table sets forth the compensation earned by our non-employee directors in 2007.

	Fees
	Earned or
	Paid in	Stock
	Cash	Awards	Total
Name	($)	($)	($)

S. Joseph Bruno	17,500	—	17,500
Didier Delepine	30,000	12,494	42,494
Rhodric C. Hackman	25,000	12,494	37,494
Howard Janzen	30,000	12,494	42,494
Alex Mandl(1)	—	—	—
Morgan E. O’Brien	25,000	12,494	37,494
Sudhakar Shenoy(2)	27,083	12,494	39,577
Theodore B. Smith, III	2,083	—	2,083

(1)	In April 2007, Mr. Mandl notified us that he could not accept a nomination to stand for re-election to our board of directors. Mr. Mandl’s term with our board of directors ended on June 5, 2007.

(2)	In April 2008, Mr. Shenoy notified us that he could not accept a nomination to stand for re-election to our board of directors. Mr. Shenoy’s term with our board of directors will end on June 5, 2008.

Overview of Director Compensation

We compensate non-employee members of our Board of Directors through a mixture of cash and equity-based compensation. We pay each non-employee director annualized compensation of $25,000, payable in four equal installments at the end of each calendar quarter during which the non-employee director serves as a member of our Board of Directors. To the extent that a non-employee director serves for less than the full calendar quarter, he or she would receive a pro-rated portion of the quarterly payment equal to the proportionate amount of the calendar quarter for which he or she served as a director. Each chairperson of a standing committee receives additional annualized compensation of $5,000, payable in four equal installments at the end of each calendar quarter during which the director serves as the chairperson of the particular committee. We reimburse our directors for reasonable travel and other expenses incurred in connection with attending meetings of our Board of Directors.

Beginning in 2008, all retainers and meeting fees may be paid in cash, stock or a mixture of cash and stock, at each director’s election. Employees who also serve as directors receive no additional compensation for their services as a director.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

REPORT WITH RESPECT TO THE COMPANY’S INDEPENDENT AUDITORS

The firm of J.H. Cohn LLP, an independent registered public accounting firm, has audited the consolidated financial statements of our Company for the fiscal years ended December 31, 2006 and 2007, respectively. We anticipate that representatives of J.H. Cohn LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Company anticipates that J.H. Cohn LLP will provide assistance during 2008 with respect to review of the Company’s quarterly filings with the SEC. However, the Company, in consultation with the Audit Committee, has not yet selected an independent auditor with respect to the audit of its 2008 consolidated financial statements. The

Company anticipates completing the selection of an independent auditor for the audit of its 2008 consolidated financial statements in consultation with the Audit Committee during the second quarter of 2008.

The aggregate fees billed to the Company by J.H. Cohn LLP for the fiscal years ended December 31, 2007 and 2006 are as follows:

	2007	2006

Audit Fees(1)	$282,500	$274,000
Audit-Related Fees(2)	$7,500	$44,900

Total	$290,000	$318,900

(1)	Audit Fees consist of fees incurred for the audits of our annual financial statements and the review of our interim financial statements included in our quarterly reports on Form 10-Q for the first three quarters of each fiscal year.

(2)	Audit-Related Fees consist of fees incurred for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the category “Audit Fees.” Such fees include amounts paid with respect to assistance in review and consents with respect to our preparation of a Form S-8 and proxy materials during 2006 and to preparation of a Form S-1 in 2007

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accounting firm. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent registered public accounting firm.

Our Audit Committee requires that our independent registered public accounting firm, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its financial statements, including the performance and compensation of the Company’s independent auditor. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and the certification of the integrity and reliability of the Company’s internal controls procedures.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the Company’s financial statements for the years ended December 31, 2007 and 2006 and to the Company’s Sarbanes-Oxley implementation plan with the Company’s management. The Audit Committee also reviewed with J.H. Cohn LLP, the Company’s independent registered public accounting firm, the results of their audit. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. This discussion included, among other things, the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting policies and practices used by the Company. The Audit Committee has reviewed permitted services under the rules of the Securities and Exchange Commission as currently in effect and discussed with J.H. Cohn LLP their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and has considered and discussed the compatibility of non-audit services provided by J.H. Cohn LLP with that firm’s independence. In addition, the Audit Committee discussed the rules of the Securities and Exchange Commission that pertain to the Audit Committee and the roles and responsibilities of Audit Committee members.

Based on its review of the financial statements and the aforementioned discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Respectfully submitted by the Audit Committee,

Joseph Bruno, Chair
Didier Delepine
Sudhakar Shenoy

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We have prepared the following Compensation Discussion and Analysis to provide you with information that we believe is necessary to understand our executive compensation policies and decisions as they relate to the compensation of our named executive officers as identified in our Summary Compensation Table on page 13.

Objectives.  We operate in a highly competitive and challenging environment. To attract, retain, and motivate qualified executive officers, we aim to establish wages and salaries that are competitive with those of executives employed by similar firms in our operating industries. Another objective of our compensation policies is to motivate employees by aligning their interests with stockholders with equity incentives, thereby giving them a stake in our growth and prosperity and encouraging the continuance of their services with us or our subsidiaries. Given our relative size, we have determined to take a simple approach to compensating our named executive officers and to avoid other forms of compensation, such as awards under non-equity incentive plans, non-qualified defined benefit plans and pension plans.

Our compensation program is designed to reward performance, both individual performance and the performance of the company as a whole. While base salaries for our executives should reflect the marketplace for similar positions, a significant portion of their compensation is earned based on our financial performance and the financial performance of each executive’s area of responsibility. In July 2007, we established, and our Compensation Committee approved, quantifiable performance objectives for our Chief Executive Officer and Chief Financial Officer related to our second half 2007 performance. We only set objectives for the second half of 2007 as a result of our Chief Executive Officer and Chief Financial Officer joining us during the course of the year. Going forward, we intend to establish quantifiable performance objectives in advance and have our Compensation Committee approve them early in the year. We strongly believe in measurement of quantifiable results and this emanates from our belief that sustained strong financial performance is an effective means of enhancing long-term stockholder value.

Compensation Program Administration and Policies.  The Compensation Committee, which is comprised exclusively of independent directors, has general responsibility for executive compensation and benefits, including incentive compensation and equity-based plans. Specific salary and bonus levels, as well as the amount and timing of equity grants, are determined on a case-by-case basis and reflect our overall compensation objectives as our desire to retain and motivate our employees manifests itself in how compensation is allocated to our named executive officers. Initial compensation elements for our named executive officers were established in employment agreements each has entered into with us. Those employment agreements provide for specified salaries (consistent with our objectives with respect to compensation) and some of them also contemplate potential bonus awards and equity grants to be awarded at the discretion of the Compensation Committee with reference to both our performance and the performance of the individual executive.

All employment agreements with executives are reviewed and approved by the Compensation Committee on an individual case basis. Similarly, the Compensation Committee serves as the administrator of our 2006 Employee, Director and Consultant Stock Plan, and is the entity authorized to grant equity awards under that plan. Finally, the Compensation Committee is responsible under each of the employment agreements to determine the extent to which each executive may be entitled to any bonus payments based upon individual and/or Company performance (as contemplated by the terms of those agreements).

Pay Elements.  We provide the following pay elements to our executive officers in varying combinations to accomplish our compensation objectives:

•	Base salary;

•	Annual incentives in the form of cash bonuses;

•	Equity-based compensation (stock options and restricted stock grants) pursuant to our 2006 Employee, Director & Consultant Stock Plan;

•	Certain modest executive perquisites and benefits; and

•	Payments with respect to severance of employment and/or upon change-of-control.

We fix each executive’s base salary at a level we believe enables us to hire and retain individuals in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals. We utilize cash bonuses to reward performance achievements within the past fiscal year, and similarly, we utilize equity-based compensation under our 2006 Employee, Director & Consultant Stock Plan to provide additional long-term rewards for short term performance achievements to encourage similar performance over a longer term.

Each compensation element and its purpose are further described below.

Base Salary.  Base salary is intended to compensate the executive for the basic market value of the position and the responsibilities of that position relative to other positions in the Company. The base salary for each of our executives is initially established through negotiation at the time of hire, based on such factors as the duties and responsibilities of the position, the individual executive’s experience and qualifications, the executive’s prior salary and competitive salary information. Generally, the Chief Executive Officer will recommend annual base salary (and changes thereto) with respect to the other executives to the Compensation Committee. The Compensation Committee will determine the Chief Executive Officer’s base salary by reference to the same criteria.

We annually review our base salaries, and may adjust them from time to time based on market trends. We also review the applicable executive’s responsibilities, performance and experience. We do not provide formulaic base salary increases to our executives. If necessary, we realign base salaries with market levels for the same positions in companies of similar size to us represented in compensation data we review, if we identify significant market changes in our data analysis. Additionally, we intend to adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

In [February] 2008, the Compensation Committee recommended for approval by the full Board of Directors raises of base salary for our executive officers. The Board of Directors established the 2008 base salaries for Messrs. Calder and Welch at $262,500 and $200,000, respectively. The 2008 base salary changes for our executive officers reflect the annual review based on performance, compensation of market comparables and promotional increases.

Annual Incentives (Cash Bonuses).  We have previously not paid bonuses to our executives, however, we intend to pay bonuses for the previous fiscal year generally during the month following the filing of our audited financials with the SEC. Generally, bonuses will be payable to the extent provided in the employment agreements negotiated with individual executives as approved by the Compensation Committee. Those employment agreements that provide for the payment of cash bonuses contemplate that they would be provided based upon an evaluation of both our performance and the performance of the individual executive and/or at the sole discretion of the Board of Directors. We believe linking cash bonuses to both Company and individual performance will motivate executives to focus on our annual revenue growth, profitability, cash flow and liquidity, which we believe should improve long-term stockholder value over time.

Equity-Based Compensation.  Each employment agreement with our named executive officers provides for certain specified initial grants of restricted stock and/or stock options. Our compensation committee believes that granting additional shares of restricted stock and/or stock options on an annual basis to existing executives provides an important incentive to retain executives and rewards them for our short-term performance while also creating long-term incentives to sustain that performance. Any future grants may be made at the sole discretion of our Compensation Committee. Generally, grants of restricted stock and stock options vest over four years and no shares or options vest before the first day of the succeeding fiscal year (the fiscal year following the fiscal year in which the options were actually granted).

Executive Perquisites and Benefits.  Our philosophy is to provide executives with limited perquisites. The value of the perquisites (if any) and benefits provided to our named executive officers is set forth in the Summary Compensation table of this prospectus, and their aggregate cost for all of our executives in 2007 was $39,561.

Payments with respect to Severance of Employment and/or upon Change of Control.  The employment agreements with Richard Calder and Kevin Welch, our Chief Executive Officer and Chief Financial Officer, respectively, contain certain terms and conditions relating to payments, vesting of specific restricted stock grants, and continuation of health benefits in the event of the severance of their employment with us. The specific terms and conditions relating to severance payments for Messrs. Calder and Welch are summarized below and graphically displayed in the section entitled “Potential Payments Upon Termination.” There are no provisions with respect to severance payments in any other employment agreement for our named executive officers. We are not and were not a party during 2007 to any employment agreement providing for any payment with respect to an event that may constitute a change of control.

In connection with Mr. Keenan’s resignation as our Chief Executive Officer in February 2007, we entered into a letter agreement with Mr. Keenan setting forth the terms of that separation. Pursuant to that agreement, Mr. Keenan will receive the following payments and benefits, in lieu of amounts otherwise payable pursuant to his employment agreement: (a) continued payment of his annual base salary and health benefits for a period of 12 months following the separation date, (b) a bonus in the amount of $166,667, payable on or before February 23, 2008, or such date as we award bonuses to our executives with respect to our 2007 fiscal year, and (c) the 150,000 shares of our restricted common stock granted to Mr. Keenan pursuant to his employment agreement will vest in full at the same time as such bonus is paid to Mr. Keenan.

Equity Granting Policy.  We do not have any practice, policy, or program allowing for timing of equity grants in relation to our current stock price or material non-public information. We expect that we will typically approve equity awards to current employees during the first Compensation Committee meeting of each year. The grant date for stock option grants is the date upon which the Compensation Committee approves the grant of stock options to the particular employee. In July 2007, the Compensation Committee gave Mr. Calder the authority to grant equity awards for employee promotions and new hires of the Company up to 20,000 shares per employee. The grant date for equity awards made by Mr. Calder is generally the first day of the month following the month in which the employee was promoted or our new employee began his or her employment. The exercise price for stock option grants is set in accordance with the terms of our 2006 Employee, Director and Consultant Stock Plan, which establishes the price as fair market valued determined by reference to the closing price of the common stock on the day preceding the grant.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is comprised entirely of independent directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Compensation Committee,

Howard Janzen, Chair
Ted Smith III
Sudhakar Shenoy

SUMMARY COMPENSATION TABLE

For Fiscal Year Ended December 31, 2007

The following table sets forth information regarding compensation earned or accrued during the fiscal years ended December 31, 2007 and December 31, 2006 by (a) each person who served as our Chief Executive Officer at any time during 2007, and (b) each person who served as our Chief Financial Officer during 2007. We refer to these executive officers as our “named executive officers.”

				Stock		Option	All Other
		Salary	Bonus	Awards(1)		Awards(1)	Compensation		Total
Name	Year	($)	($)	($)		($)	($)		($)

Brian Thompson,	2007	150,000	—	41,278		—	7,027	(3)	198,305
Executive Chairman and former Chief Executive Officer(2)	2006	31,730	—	9,193		—	—		40,923
Richard D. Calder, Jr.,	2007	177,884	116,667	42,738		—	9,942	(5)	347,231
Chief Executive Officer and President(4)	2006	—	—	—		—	—		—
Kevin J. Welch,	2007	171,731	48,125	11,599		10,963	12,196	(7)	254,514
Chief Financial Officer and Treasurer(6)	2006	—	—	—		—	—		—
Michael Keenan,	2007	250,000	—	501,922	(9)	—	176,919	(10)	928,841
Former Chief Executive Officer(8)	2006	52,531	—	27,578		—	1,905	(11)	82,014
David Ballarini,	2007	32,423	—	—		—	—		32,423
Former Chief Financial Officer and Treasurer(12)	2006	33,000	—	—		—	—		33,000

(1)	Amount reflects the expensed fair value of stock and option awards recognized in 2007 and 2006 calculated in accordance with SFAS No. 123(R). See Note 6 of the “Notes to Condensed Consolidated Financial Statements (Unaudited) — Share-Based Compensation” for a discussion of assumptions made in determining the compensation expense of our stock and option awards for 2007. See Note 10 of the “Notes to Consolidated Financial Statements — Employee Benefits, Share-Based Compensation” for a discussion of assumptions made in determining the compensation expense of our stock and option awards for the year ended December 31, 2006.

(2)	Mr. Thompson served as our Chief Executive Officer from our formation until October 15, 2006, but received no compensation prior to October 16, 2006 in connection with his service as an executive. On February 23, 2007, Mr. Thompson again assumed the role of Chief Executive Officer on an interim basis following Mr. Keenan’s departure from the Company.

On May 7, 2007, Mr. Thompson resigned as interim Chief Executive Officer in connection with the hiring of Mr. Calder as our Chief Executive Officer and President.

(3)	Amount represents the employee portion of health insurance premiums paid by the Company on the individual’s behalf.

(4)	Mr. Calder began his duties as our Chief Executive Officer and President on May 14, 2007. Mr. Calder’s annual salary is $262,000. On June 6, 2007, Mr. Calder was appointed to our Board of Directors.

(5)	Amount includes $4,517 for the employee portion of health insurance premiums paid by the Company on the individual’s behalf and $5,425 for the Company’s contributions to the individual’s account in the Company’s 401(k) plan.

(6)	Mr. Welch began as our Chief Financial Officer and Treasurer on January 22, 2007. Mr. Welch’s annual salary is $200,000.

(7)	Amount includes $6,772 for the employee portion of health insurance premiums paid by the Company on the individual’s behalf and $5,424 for the Company’s contributions to the individual’s account in the Company’s 401(k) plan.

(8)	On February 23, 2007, Mr. Keenan entered into a Separation Agreement with us and terminated his services as our Chief Executive Officer. The Separation Agreement provides that following his termination, Mr. Keenan shall receive (a) continued payment of his annual base salary and health benefits for a period of 12 months, (b) a bonus in the amount of $166,667, payable on or before February 23, 2008, and (c) the 150,000 shares of our restricted common stock granted to Mr. Keenan pursuant to his employment agreement will vest in full at the same time as such bonus is paid to Mr. Keenan. Mr. Keenan continues to serve on our Board of Directors.

(9)	Amount reflects the accrual of the Company’s expense related to Mr. Keenan’s accelerated vesting of restricted stock pursuant to his Separation Agreement.

(10)	Amount includes $11,296 for the employee portion of health insurance premiums paid by the Company on the individual’s behalf and $166,667 to reflect the accrual of the Company’s expense related to Mr. Keenan’s bonus payment pursuant to his Separation Agreement.

(11)	Amount represents the employee portion of health insurance premiums paid by the Company on the individual’s behalf.

(12)	Mr. Ballarini served as our Chief Financial Officer and Treasurer from our formation until October 15, 2006, but received no compensation prior to October 16, 2006 in connection with his service as an executive. Mr. Ballarini continued to serve as our Chief Financial Officer and Treasurer on an interim basis following consummation of the Acquisitions of GII and ETT in October 2006. On January 22, 2007, Mr. Ballarini resigned as interim Chief Financial Officer and Treasurer in connection with the hiring of Mr. Welch as Chief Financial Officer and Treasurer.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended December 31, 2007

The following table sets forth, for the fiscal year ended December 31, 2007, certain information regarding restricted stock and option awards granted to our named executive officers pursuant to our 2006 Employee, Director and Consultant Stock Plan:

				All Other
		All Other		Stock Awards:		Exercise
		Stock Awards:		Number of		or Base
		Number of		Securities		Price of
		Shares of		Underlying		Option	Grant Date Fair
	Grant	Stock		Options		Awards	Value of Stock and
Name	Date	(#)		(#)		($)(1)	Option Awards ($)(2)

Richard D. Calder, Jr.	5/14/2007	200,000	(3)
Kevin J. Welch	1/29/2007	22,500	(4)
	1/29/2007			55,000	(4)	3.30	68,750

(1)	The exercise price of options granted in 2007 is equal to the closing price of our stock on the day prior to the applicable grant date, as reported on the Over-the-Counter bulletin board.

(2)	The grant date fair value is calculated in accordance with SFAS No. 123(R). See Note 6 of the “Notes to Condensed Consolidated Financial Statements (Unaudited) — Share-Based Compensation” for a discussion of assumptions made in determining the compensation expense of our stock and option awards for 2007.

(3)	The award of restricted stock was granted under our 2006 Employee, Director and Consultant Stock Plan and was issued in connection with the start of Mr. Calder’s employment with us. 50,000 shares of restricted stock vests on May 14, 2008 and the remaining 150,000 shares of restricted stock vests quarterly in equal amounts thereafter.

(4)	The award of restricted stock and stock options was granted under our 2006 Employee, Director and Consultant Stock Plan and was issued in connection with the start of Mr. Welch’s employment with us. The award of restricted stock and stock options vests in four equal installments beginning on January 22, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2007

The following table sets forth certain information concerning outstanding equity awards held by our named executive officers at December 31, 2007:

	Option Awards				Stock Awards
	Number of						Market
	Securities				Number of		Value of
	Underlying				Shares of		Shares of
	Unexercised		Option		Stock that		Stock that
	Options:		Exercise	Option	Have Not		Have Not
	Unexercisable		Price	Expiration	Vested		Vested
Name	(#)		($)	Date	(#)		($)(1)

H. Brian Thompson					37,500	(2)	39,375
Richard D. Calder, Jr.					200,000	(3)	210,000
Kevin J. Welch					22,500	(4)	23,625
	55,000	(4)	3.30	1/28/2017
D. Michael Keenan					150,000	(5)	157,500

(1)	Determined by reference to the closing price of a share of our common stock on December 31, 2007, multiplied by the number of shares.

(2)	The award of restricted stock vests in four equal installments on October 16, 2007, 2008, 2009 and 2010.

(3)	50,000 shares of restricted stock vests on May 14, 2008 and the remaining 150,000 shares of restricted stock vests quarterly in equal amounts thereafter.

(4)	The award of restricted stock and stock options vests in four equal installments on January 22, 2008, 2009, 2010 and 2011.

(5)	The shares of restricted stock shall vest on or before February 23, 2008.

OPTION EXERCISES AND STOCK VESTED

For Fiscal Year Ended December 31, 2007

During 2007, there were no options exercised by our named executive officers, and there were no stock awards to our named executive officers that vested in whole or in part.

Equity Compensation Plan Summary

The following table sets forth certain information as of the end of the most recently completed fiscal year with respect to compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance.

	Number of Securities to be	Weighted Average
	Issued Upon Exercise of	Exercise Price of	Number of Securities
	Outstanding Options,	Outstanding Options,	Remaining Available for
Plan Category	Warrants and Rights	Warrants and Rights	Future Issuance

Equity compensation plans approved by security holders	517,000	$2.55	1,690,823
Equity compensation plans not approved by security holders	—	—	—

Employment Arrangements with Executive Officers

In October 2006, we entered into an employment agreement with H. Brian Thompson to serve as our Executive Chairman. Mr. Thompson’s initial annual salary is $150,000 subject to annual review and potential increase by our Compensation Committee. The employment agreement also provides for the grant of 50,000 shares of restricted stock to be awarded as an initial equity bonus. Mr. Thompson’s employment agreement is terminable at-will.

In January 2007, we entered into an employment agreement with Mr. Welch to serve as our Chief Financial Officer and Treasurer. In May 2007, we entered into an employment agreement with Mr. Calder to serve as our Chief Executive Officer and President. Under these employment agreements, Mr. Calder has an initial annual salary of $250,000 and Mr. Welch has an initial annual salary of $190,000. The initial annual salary received by each of Messrs. Calder and Welch is subject to annual review and potential increase by our Compensation Committee. Mr. Calder is eligible for an annual cash bonus of up to $250,000, 50% of which is based upon Mr. Calder’s performance against criteria defined by our Compensation Committee and 50% of which is at the discretion of our Compensation Committee. Mr. Calder’s employment agreement also provides for the grant of 200,000 shares of restricted stock as an initial equity bonus. Mr. Welch is eligible for an annual bonus of up to $75,000, based upon an evaluation of individual and Company performance conducted by our Compensation Committee. Mr. Welch’s bonus, if paid, shall be composed of at least 50% cash. Mr. Welch’s employment agreement also provides for the grant of 22,500 shares of restricted stock and 55,000 stock options as an initial equity bonus.

The employment agreements for both Messrs. Calder and Welch will remain in effect until they are terminated under any of the following circumstances affecting Messrs. Calder and Welch, as applicable: (a) death, (b) disability, (c) termination by us for “cause,” (d) termination by us without “cause,” (e) termination by Messrs. Calder or Welch for “good reason,” or (f) termination by Messrs. Calder or Welch other than for “good reason.” The employment agreements for both Messrs. Calder and Welch provide for payments or other benefits upon the termination of the executive’s employment under specified circumstances as described below.

POTENTIAL PAYMENTS UPON TERMINATION

We were not a party during 2007 to any employment agreement providing for payments with respect to an event that may constitute a “change of control.”

Messrs. Calder and Welch are entitled to a continuation of health benefits for twelve months following termination of employment due to disability. Messrs. Calder and Welch are entitled to receive their applicable base salary and health benefits for twelve months following termination of employment if either executive if terminated by us without “cause,” or by the executive for “good reason.” In addition, if Mr. Calder is terminated by us without “cause,” or by Mr. Calder for “good reason,” the initial grant of stock provided for in his employment agreement would immediately vest upon the effective date of termination.

Termination of Employment due to Disability

	Continuation of	Continuation of	Long-Term
Name	Salary	Health Benefits	Incentives	Total

Richard D. Calder, Jr.	—	9,591	—	9,591
Kevin J. Welch	—	9,591	—	9,591

Termination of Employment by the Company
without “Cause” (1) or by the Executive for “Good Reason” (2)

	Continuation of	Continuation of	Long-Term
Name	Salary	Health Benefits	Incentives(3)	Total

Richard D. Calder, Jr.	262,500	9,591	349,561	621,652
Kevin J. Welch	200,000	9,591	—	209,591

(1)	Under the employment agreements, each executive may be terminated for “cause” if: (a) the executive materially breaches any provision of the employment agreement after written notice identifying the substance of the material breach; (b) executive fails or refuses to comply with any lawful direction or instruction of our Board of Directors, which failure or refusal is not timely cured, (c) the executive commits an act of fraud, embezzlement, misappropriation of funds, or dishonesty, (d) the executive commits a breach of his fiduciary duty based on a good faith determination by our Board of Directors and after reasonably opportunity to cure if such breach is curable, (e) the executive is grossly negligent or engages in willful misconduct in the performance of his duties hereunder, and fails to remedy such breach within ten days of receiving written notice thereof from our Board of Directors, provided, however, that no act, or failure to act, by the executive shall be considered “grossly negligent” or an act of “willful misconduct” unless committed in good faith and with a reasonable belief that the act or omission was in or not opposed to our best interest; (f) the executive is convicted of a felony or a crime of moral turpitude; or (g) executive has a drug or alcohol dependency.

(2)	Under the employment agreements, each executive may terminate their employment for “good reason” following (a) the relocation of the primary office of the executive more than ten miles from McLean, Virginia, without the consent of executive, (b) a material change in the executive’s duties such that he is no longer our Chief Executive Officer or Chief Financial Officer, as applicable, (c) the assignment to the executive of duties that are inconsistent with his position or that materially alter his ability to function as our Chief Executive Officer or Chief Financial Officer, as applicable; or (d) a reduction in the executive’s total base compensation.

(3)	Represents the value derived from accelerated vesting of restricted stock.

In connection with Mr. Keenan’s resignation as our Chief Executive Officer in February 2007, we entered into a letter agreement with Mr. Keenan setting forth the terms of his separation. Pursuant to that agreement, Mr. Keenan will received the following payments and benefits, in lieu of amounts otherwise payable pursuant to his employment agreement: (a) payment of his annual base salary and health benefits through February 2008, (b) a bonus in the amount of $166,667 paid in February 2008, and (c) the 150,000 shares of our restricted common stock granted to Mr. Keenan pursuant to his employment agreement vested in full in February 2008.

We anticipate that we will generally enter into negotiated severance and release agreements with an executive upon the event of termination of an executive without cause.

Certain Relationships

Unless specifically delegated by our Board of Directors to the Compensation Committee, our Audit Committee is charged with reviewing and approving all related party transactions and reviewing and making recommendations to the Board of Directors, or approving, any contracts or other transactions with current or former executive officers of the Company.

Other than the transactions described under the heading “Executive Compensation” (or with respect to which information is omitted in accordance with SEC regulations) and the transactions described below, since January 1, 2007, there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

On October 15, 2006, we issued approximately $9.9 million in promissory notes to a number of the selling shareholders of Global Internetworking, Inc., or GII, and European Telecommunications & Technology Limited, or ETT, as part of the consideration paid by us in the acquisition of GII and ETT. As originally issued, approximately $5.9 million of these notes had a maturity date of June 30, 2007; these notes were amended to extend the maturity date to April 30, 2008, the April 2008 Notes. As originally issued, the remaining $4.0 million of promissory notes had a maturity date of December 29, 2008, these notes were amended to extend the maturity date to December 30, 2010. As selling shareholders of GII, Mr. Keenan and Todd Vecchio are holders of approximately $1.0 million of the April 2008 Notes and they are holders of approximately $3.6 million of the notes maturing on December 30, 2010. These promissory notes were issued prior to the time that Mr. Keenan became a director and an executive officer, and before either Mr. Keenan or Mr. Vecchio became a holder of more than 5% of our common stock.

On November 12, 2007, we entered into agreements with the holders of the April 2008 Notes, including Mr. Keenan and Mr. Vecchio, pursuant to which the holders shall convert not less than 30% of the amounts due under the April 2008 Notes as of November 13, 2007 (including principal and accrued interest) into shares of our common stock, and obtain 10% convertible unsecured subordinated promissory notes due on December 31, 2010, the December 2010 Notes, for the remaining indebtedness then due under the April 2008 Notes. Pursuant to the conversion, Mr. Keenan and Mr. Vecchio were issued a total of 248,911 shares of our common stock and December 2010 Notes in an aggregate principal amount of approximately $800,000.

On November 13, 2007, we sold an additional $1.9 million of December 2010 Notes to certain accredited investors, including Universal Telecommunications, Inc., an affiliate of Mr. Thompson.

Procedures for Approval of Related Person Transactions

Our policy for the review and approval of transactions between us and related persons is set forth in the charter of our Audit Committee. Pursuant to the charter of our Audit Committee, it is the responsibility of our Audit Committee, unless specifically delegated by our Board of Directors to another committee of the Board of Directors, to review and approve all transactions or arrangements to which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Additionally, it is the responsibility of our Audit Committee, unless specifically delegated by our Board of Directors to another committee of the Board of Directors, to review and make recommendations to the Board of Directors, or approve, any contracts or other transactions with current or former executive officers of the Company, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by us.

OTHER INFORMATION

Beneficial Ownership of Principal Stockholders, Directors, and Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock on April 11, 2008, by (1) each current director, director nominee and named executive officer of our Company, (2) all current directors, director nominees and named executive officers of our Company as a group, and (3) each person known by us to own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after April 11, 2008, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Unless otherwise indicated, the principal address of each of the persons below is c/o Global Telecom & Technology, Inc., 8484 Westpark Drive, Suite 720, McLean, Virginia 22102.

	Number of
	Shares	Percentage of
	Beneficially	Outstanding
	Owned	Shares

Executive Officers and Directors
Richard D. Calder, Jr.	435,000	2.9%
Kevin J. Welch(1)	112,250	*
H. Brian Thompson(2)	5,601,078	32.9%
S. Joseph Bruno(3)	24,198	*
Didier Delepine	26,629	*
Rhodric C. Hackman(4)	1,834,854	11.1%
Howard Janzen(5)	79,222	*
D. Michael Keenan(6)	2,156,499	13.3%
Morgan E. O’Brien(7)	66,129	*
Sudhakar Shenoy(8)	30,827	*
Theodore B. Smith, III(9)	22,698	*
All executive officers and directors as a group (11 persons)	10,389,384	51.0%
Other 5% Stockholders
David Ballarini(10)	1,741,525	10.6%
J. Carlo Cannell(11)	3,836,016	22.6%
Goldman Sachs Asset Management, L.P.(12)	1,475,000	10.0%
Millenco, L.L.C.(13)	1,972,125	11.8%
Lior Samuelson(14)	1,778,725	10.8%
Todd J. Vecchio(15)	2,545,348	15.5%

*	Less than 1% of the outstanding shares of common stock.

(1)	Includes 13,750 shares issuable upon the exercise of options.

(2)	Includes 3,089,679 shares of common stock owned by Universal Telecommunications, Inc. Mr. Thompson is the Chief Executive Officer and majority shareholder of Universal Telecommunications, Inc. The shares of Universal Telecommunications, Inc. not held by Mr. Thompson are owned by members of his family. The beneficial ownership information includes 1,383,500 shares of common stock issuable upon the exercise of Class W warrants and Class Z warrants, 1,365,500 of which are held by Universal Telecommunications, Inc., and 881,899 shares of common stock issuable upon the conversion of a 10% convertible unsecured subordinated promissory note held by Universal Telecommunications, Inc.

(3)	Includes 14,698 shares of common stock issuable upon the conversion of a 10% convertible unsecured subordinated promissory note.

(4)	Includes 36,154 shares of common stock owned by the Hackman Family Trust and 18,900 shares of common stock owned by Mercator Capital L.L.C. Mr. Hackman and his spouse are the trustees of the Hackman Family Trust, the beneficiaries of which are members of the Hackman family. The Hackman Family Trust exercises joint control over Mercator Capital L.L.C. with Messrs. Ballarini and Samuelson. The beneficial ownership information includes 1,749,800 shares of common stock issuable upon the exercise of Class W warrants and Class Z warrants, 1,017,200 of which are held by the Hackman Family Trust and 732,600 of which are held by Mercator Capital L.L.C. The beneficial owner’s address is c/o Mercator Capital L.L.C., One Fountain Square, 11911 Freedom Drive, Suite 590, Reston, Virginia 20190.

(5)	Includes 58,793 shares of common stock issuable upon the conversion of a 10% convertible unsecured subordinated promissory note.

(6)	Includes 1,305,000 shares of common stock issuable upon the exercise of Class W warrants and Class Z warrants and 111,633 shares of common stock issuable upon the conversion of a 10% convertible unsecured subordinated promissory note.

(7)	Includes 50,000 shares of common stock issuable upon the exercise of Class W warrants and Class Z warrants.

(8)	Includes 14,698 shares of common stock issuable upon the conversion of a 10% convertible unsecured subordinated promissory note.

(9)	Includes 14,698 shares of common stock issuable upon the conversion of a 10% convertible unsecured subordinated promissory note.

(10)	Includes 18,900 shares of common stock owned by Mercator Capital L.L.C. Mr. Ballarini exercises joint control over Mercator Capital L.L.C. with the Hackman Family Trust and Mr. Samuelson. The beneficial ownership information includes 1,722,600 shares of common stock issuable upon the exercise of Class W warrants and Class Z warrants, 732,600 of which are held by Mercator Capital L.L.C. The beneficial owner’s address is c/o Mercator Capital L.L.C., One Fountain Square, 11911 Freedom Drive, Suite 590, Reston, Virginia 20190.

(11)	Based on information contained in the Form 13D/A filed by J. Carlo Cannell on February 21, 2008. Includes 1,612,016 shares of common stock and 2,224,000 shares of common stock issuable upon the exercise of Class W warrants and Class Z warrants held by Anegada Master Fund Limited (“Anegada”) and Tonga Partners, L.P. (“Tonga” and collectively with Anegada, the “Funds”). J. Carlo Cannell possesses sole power to vote and direct the disposition of all such securities held by the Funds. The beneficial owner’s address is P.O. Box 3459, 240 East Deloney Avenue, Jackson, Wyoming 83001.

(12)	Based on information contained in Schedule 13G filed by Goldman Sachs Asset Management, L.P. on December 12, 2006, Goldman Sachs Asset Management, L.P. has sole power to vote or to direct the vote, and sole power to dispose or direct the disposition of, all 1,475,000 shares of our common stock. The beneficial owner’s address is 32 Old Slip New York, New York 10005.

(13)	Includes 1,935,025 shares of common stock issuable upon the exercise of Class W and Class Z warrants. Based on information contained in the Schedule 13D filed by Millenco, L.L.C. on October 25, 2006, Millenco, L.L.C. has sole power to vote or to direct the vote, and sole power to dispose or direct the disposition of, all 1,972,125 shares of our common stock. Pursuant to the Schedule 13D, Millennium Management, L.L.C. is the manager of Millenco, L.L.C., and consequently may be deemed to have voting control and investment discretion over securities owned by Millenco, L.L.C., and Israel A. Englander is the managing member of Millennium Management, L.L.C., and consequently may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management, L.L.C. The beneficial owner’s address is 666 Fifth Avenue, 8th Floor, New York, New York 10103.

(14)	Includes 18,900 shares of common stock owned by Mercator Capital L.L.C. Mr. Samuelson exercises joint control over Mercator Capital L.L.C. with the Hackman Family Trust and Mr. Ballarini. The beneficial ownership information includes 1,749,800 shares of common stock issuable upon the exercise of Class W and Class Z warrants, 732,600 of which are held by Mercator Capital L.L.C. The beneficial owner’s address is c/o Mercator Capital L.L.C., One Fountain Square, 11911 Freedom Drive, Suite 590, Reston, Virginia 20190.

(15)	Includes 1,305,000 shares of common stock issuable upon the exercise of Class W and Class Z warrants and 357,225 shares of common stock issuable upon the conversion of a 10% convertible unsecured subordinated promissory note.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish our Company with copies of all Section 16(a) forms they file. Except as stated below, based solely upon our review of the copies of such forms received by us during the fiscal year ended December 31, 2007, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year, except for the following, each of which was due to administrative error: (i) a Form 4 for each of Messrs. Thompson and Vechhio to report the disposition of stock that occurred on October 16, 2007 that was reported on January 14, 2008; (ii) a Form 4 for Mr. Cannell to report the disposition of shares that occurred on December 31, 2007 that was reported on February 21, 2008; (iii) a Form 4 for Mr. Cannell to report the sales and purchase of shares and the purchase of Class W and Z Common Stock warrants that occurred in 2006 that was reported on October 9, 2007; and (vi) a Form 4 for Mr. Cannell to report the acquisition and disposition of shares that occurred on September 13, 2007 that was reported on October 9, 2007.

Incorporated By Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) will not be deemed incorporated unless specifically provided otherwise in such filing. The information contained in those sections shall not be deemed “filed” with the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Other Matters

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

Dated: April 21, 2008

GLOBAL TELECOM & TECHNOLOGY, INC.
8484 West Park Drive
Suite 720
McLean, Virginia 22102
ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF GLOBAL TELECOM & TECHNOLOGY, INC.
      The undersigned appoints Richard D. Calder, Jr. and Kevin J. Welch, and each of them, with full power to act without the other, as proxies, each with the power to appoint a substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of Global Telecom & Technology, Inc. (“GTT”) held of record by the undersigned on April 11, 2008, at the Annual Meeting of Stockholders to be held on June 5, 2008, or any postponement or adjournment thereof.
THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTORS.
(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF
GLOBAL TELECOM & TECHNOLOGY, INC.
June 5, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê     Please detach along perforated line and mail in the envelope provided.   ê
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:					2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

NOMINEES:
☐	FOR ALL NOMINEES	¡	Richard D. Calder, Jr.		THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTORS.
		¡	H. Brian Thompson
☐	WITHHOLD AUTHORITY	¡	S. Joseph Bruno
	FOR ALL NOMINEES	¡	Didier Delepine
		¡	Rhodric C. Hackman
☐	FOR ALL EXCEPT	¡	Howard Janzen
	(See Instruction below)	¡	Morgan E. O'Brien
		¡	Theodore B. Smith, III

To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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